Exhibit 3.6

DESIGNATION OF THE PREFERENCES, CONVERSION

AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,

LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS

AND CONDITIONS OF REDEMPTION

OF THE

SERIES B PREFERRED UNITS

1.                                      Definitions.

In addition to those terms defined in the Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in the Agreement and this Exhibit D:

“Board of Trustees” shall mean the Board of Trustees of the General Partner or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series B Preferred Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Common Shares” shall mean the common shares of beneficial interest of the General Partner, par value $.001 per share.

“Conversion Price” shall mean the conversion price per Common Share for which the Series B Preferred Shares are convertible, as such Conversion Price may be adjusted in the event of any stock split, subdivision or combination of the Common Shares, or in the event of any capital reorganization or reclassification of the capital stock of the Trust. The initial conversion price shall be $10.75 (equivalent to a conversion rate of one (1) Common Share for each Series B Preferred Share).

“Current Market Price” of publicly traded Common Shares or any other class of shares of beneficial interest or other security of the General Partner or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such security is not quoted on such NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer of the General Partner or the Board of Trustees.

“Distribution Payment Date” shall mean the fifteenth (15th) calendar day of each month (or such other day of each month as determined by the Board of Trustees in its sole discretion) in each year, commencing on the first month to follow the Issue Date; provided, however, that if any Distribution Payment Date falls on any day other than a Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the first Business Day immediately following such Distribution Payment Date.

“Distribution Periods” shall mean monthly distribution periods commencing on the first day of each month of each year and ending on and including the last day of such month (other than the initial Distribution Period with respect to each Series B Preferred Unit, which shall commence on the date on which such Series B Preferred Unit was issued by the Partnership and end on and include the last day of the month such Series B Preferred Unit was issued)..

“Dividend Payment Date” shall mean a dividend payment date with respect to the Series B Preferred Shares.

“Dividend Periods” shall mean the monthly dividend periods with respect to the Series B Preferred Shares.

“Fair Market Value” shall mean the average of the daily Current Market Prices per Common Share during the five (5) consecutive Trading Days selected by the General Partner commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the “ex” date with respect to the issuance or distribution requiring such computation. The term “‘ex’ date,” when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day’s Current Market Price.

“Parity Units” shall mean any shares of beneficial interest as described in paragraph (b) of Section 2(G) hereof.

“Series B Preferred Shares” means the Series B Preferred Shares of Beneficial Interest, par value $0.001 per share, issued by the General Partner.

“Series B Preferred Unit” means a Series B Preferred Unit issued by the Partnership to the General Partner in consideration of the contribution by the General Partner to the Partnership of the entire net proceeds received by the General Partner from the issuance of the Series B Preferred Shares. The Series B Preferred Units shall constitute a series of Partnership Units. The Series B Preferred Units shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are set forth in this Exhibit D.  It is the intention of the General Partner, in establishing the Series B Preferred Units, that each Series B Preferred Unit shall be substantially the economic equivalent of a Series B Preferred Share.

“Series B Specified Redemption Date” shall mean the sixtieth Business Day after receipt by the General Partner of a Series B Notice of Redemption in respect of the Series B Preferred Units; provided, however, that the Series B Specified Redemption Date shall mean the tenth Business Day after receipt by the General Partner of a Series B Notice of Redemption delivered in respect of a redemption described in Treas. Reg. Section 1.7704-1(e).

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Partnership or the General Partner on behalf of the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a distribution by the General Partner, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units or any class or series of Partnership Units ranking on a parity with the Series B Preferred Units as to the payment of distributions are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Trading Day” shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market, or if such securities are not quoted on such NASDAQ National Market, in the applicable securities market in which the securities are traded.

2.                                      Terms of the Series B Preferred Units.

A.                                    Number. The maximum number of authorized Series B Preferred Units shall be 7,000,000.

B.                                    Distributions. (i) The General Partner, in its capacity as the holder of the then outstanding Series B Preferred Units, shall be entitled to receive, when, as and if declared by the General Partner, distributions payable in cash at the rate per annum of $0.70 per Series B  Preferred Unit (the “Annual Distribution Rate”). Such distributions shall be cumulative from the Effective Date whether or not in any Distribution Period or Periods there shall be assets of the Partnership legally available for the payment of such distributions.  Subject to such preferential rights as may be granted by the General Partner in future issuances of one or more series of Preference Units, such distributions shall be payable on each Distribution Payment Date when, as and if authorized by the General Partner and declared by the General Partner, in arrears on Distribution Payment Dates commencing on the first Distribution Payment Date after the Effective Date..  Each such distribution shall be payable in arrears to the holders of record of the Series A Preferred Units, as they appear on the share records of the Partnership at the close of business on such record dates, not more than 30 days preceding the applicable Distribution Payment Date (the “Distribution Payment Record Date”), as shall be fixed by the General

Partner.  Accumulated and unpaid distributions for any past Distribution Periods may be authorized and declared and paid at any time, without reference to any regular Distribution Payment Date, to holders of record on such date, not exceeding 30 days preceding the payment date thereof, as may be fixed by the General Partner.

(ii)  The amount of distributions payable for each full Distribution Period for the Series B Preferred Units shall be computed by dividing the Annual Distribution Rate by twelve. The amount of distributions payable for the initial Distribution Period, or any other period shorter or longer than a full Distribution Period, on the Series B Preferred Units shall be computed on the basis of twelve 30-day months and a 360-day year. The General Partner, in its capacity as the holder of the then outstanding Series B Preferred Units, shall not be entitled to any distributions, whether payable in cash, property or securities, in excess of cumulative distributions, as herein provided, on the Series B Preferred Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units that may be in arrears.

(iii) So long as any Series B Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any series or class or classes of Parity Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date on such class or series of Parity Units. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series B Preferred Units and all distributions declared upon any other series or class or classes of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series B Preferred Units and such Parity Units.

(iv)  So long as any Series B Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Junior Units made in respect of a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the General Partner or any subsidiary, or as permitted under Article VI of the Declaration of Trust of the General Partner), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the General Partner, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case (a) the full cumulative distributions on all outstanding Series B Preferred Units and any other Parity Units of the Partnership shall have been paid or set apart for payment for all past Distribution Periods with respect to the Series B Preferred Units and all past distribution periods with respect to such Parity Units and (b) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series B Preferred Units and any Parity Units.

C.                                    Liquidation Preference. (i) In the event of any liquidation, dissolution or winding up of the Partnership or the General Partner, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, holders of the Series B Preferred Units shall be entitled to receive Ten and 75/100 Dollars ($10.75) per Series B Preferred Unit (the “Liquidation Preference”) plus an amount equal to all distributions (whether or not declared) accumulated and unpaid thereon to the date of final distribution to such holder; but the holders of Series B Preferred Units shall not be entitled to any further payment.  If, upon any such liquidation, dissolution or winding up of the Partnership or the General Partner, the assets of the Partnership, or proceeds thereof, distributable to the holders of Series B Preferred Units, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series B Preferred Units, and the holders of any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series B Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section C, (i) a consolidation or merger of the Partnership or the General Partner with one or more entities, (ii) a statutory share exchange by the Partnership or the General Partner and (iii) a sale or transfer of all or substantially all of the Partnership’s or the General Partner’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the General Partner.

(ii)  Subject to the rights of the holders of Partnership  Units of any series or class or classes of shares ranking on a parity with or prior to the Series B Preferred Units upon any liquidation, dissolution or winding up of the General Partner or the Partnership, after payment shall have been made in full to the holders of the Series B Preferred Units, as provided in this Section, any series or class or classes of Junior Units shall, subject to Section 2(C)(iii) and any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed.  If any liquidation proceeds remain after making such distributions to the holders of the Junior Units, the remaining proceeds shall be distributed to the holders of the Series B Preferred Units, any other holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Series B Preferred Units, including the Parity Units, and Common Units, on a pro rata, as-if converted, basis.

(iii) Notwithstanding anything to the contrary herein, upon the liquidation, dissolution or winding up of the Partnership or the General Partner, after the Liquidation Preference payment shall have been made in full to the holders of the Series B Preferred Units as provided in this Section 2(C) and the full preferential amounts payable with respect to any Parity Units, including the Series A Preferred Units, have been made as provided in the Agreement, the Common Units shall be entitled to the payment of the Common Units Accumulated Amount (as defined below), calculated as of the date of such distribution, pro rata among those persons who hold Common Units.  For purposes hereof, the “Common Units Accumulated Amount” means, as of any date (1) (x) the sum of all amounts previously distributed to holders of Series A Preferred Units pursuant to Section 2(B) of Exhibit C to the Agreement less (y) the sum of all amounts previously distributed to holders of Common Units (excluding Common Units that were converted from Series A Preferred Units and Series B Preferred Units) prior to such distribution plus (2) $10.00 per Common Unit. Notwithstanding the foregoing, if a liquidation, dissolution or winding-up of the Partnership occurs after December 31, 2016 and the aggregate value of the General Partner or the Partnership’s properties does not equal or exceed $250,000,000, on a cost basis, at the time of such liquidation, dissolution or winding-up of the Partnership’s affairs, then the Common Unit Accumulated Amount shall be equal to (1) (x) the sum of all dividends and other non-liquidating distributions previously distributed to holders of Series A Preferred Units (excluding the original purchase price) less (y) the sum of all dividends and other non-liquidating distributions previously distributed to holders of Common Units plus (2) $3.00 per Common Unit.  If any liquidation distribution proceeds remain after making such distributions to the holders of Common Units, the remaining proceeds shall be distributed on a pro rata basis and pari pasu to the holders of Series B Preferred Units, Series A Preferred Units and any other series of Partnership Units entitled to participate in any such liquidation proceeds and Common Units on a pro rata basis (assuming the conversion of all preferred units into Common Units).

D.                                    Redemption of the Series B Preferred Units. (i) On or after August 1, 2017, the holders of Series B Preferred Units (other than the General Partner) shall have the right (the “Series B Redemption Right”) to require the Partnership to redeem the Series B Preferred Units in whole or in part, at any time and from time to time, by delivering a notice (the “Notice of Redemption”) upon not less than 30 days  as set forth herein, subject to the provisions described below, in cash in an amount equal to the holder’s Capital Account after the Carrying Values of all Partnership assets are adjusted and the holder’s Capital Account is adjusted accordingly for the Series B Preferred Units being redeemed. Any such Series B Redemption Right shall be exercised pursuant to notice of redemption (a “Series B Notice of Redemption”), substantially in the form attached to the Agreement as Exhibit B, delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Series B Redemption Right (the “Series B Redeeming Partner”).

(ii) The Series B Redeeming Partner shall have no right with respect to any Series B Preferred Units so redeemed to receive any distributions paid after the Series B Specified Redemption Date, unless the record date for the distribution preceded the Series B Specified Redemption Date.  If the record date for such distribution was a date prior to the Series B Specified Redemption Date and the Distribution Payment Date in respect of such distribution was a date after the Series B Specified Redemption Date, such Series B Redeeming Partner shall be required, as a condition of the redemption of such Series B Preferred Units, to pay the amount of such distribution to the Partnership (if such Series B Preferred Units are redeemed for cash) or to the General Partner (if such Series B Preferred Units are redeemed for Series B Preferred Shares).

(iii) If the holder of the Series B Preferred Units has delivered a Series B Notice of Redemption, the General Partner may, in its sole and absolute discretion (subject to any limitations on ownership and transfer of Series B Preferred Shares set forth in the Declaration of Trust), elect to assume directly and satisfy the Series B Redemption Right by paying to the Redeeming Partner either (x) an amount equal to the holder’s Capital Account for the Series B Preferred Units being redeemed after the Carrying Values of all Partnership assets are adjusted and the holder’s Capital Account is adjusted accordingly or (y) in the form of Series B Preferred Shares, as set forth in paragraph (b) below. Unless the General Partner, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Series B Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner’s exercise of the Series B Redemption Right.  In the event the General Partner shall exercise its right to satisfy the Series B Redemption Right in the manner described in the first sentence of this paragraph (ii) and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of the Series B Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner shall, for federal income tax purposes, treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner’s Partnership Units to the General Partner. Nothing contained in this paragraph (iii) shall imply any right of the General Partner to require any holder of Series B Preferred Units to exercise the Series B Redemption Right afforded pursuant to paragraph (i) above.

(iv) In the event that the Partnership redeems Series B Preferred Units for cash in accordance with Section 2.D(i), the units so redeemed shall be terminated. In the event that the General Partner determines to pay the Redeeming Partner in the form of Series B Preferred Shares, the General Partner shall issue to the Series B Redeeming Partner one Series B Preferred Share for each Series B Preferred Unit being redeemed (subject to modification as set forth in paragraph (v) below), whereupon the General Partner shall acquire the Series B Preferred Units offered for redemption by the Series B Redeeming Partner and shall be treated for all purposes of the Agreement as the owner of such Series B Preferred Units. Any accumulated and unpaid distributions on such Series B Preferred Units to the date of such redemption shall also be deemed to have accumulated on the Series B Preferred Shares paid to the Series B Redeeming Partner in consideration of such Series B Preferred Units at the time of the issuance of such Series B Preferred Shares.

(v) In the event that there shall be outstanding at any time both Series B Preferred Shares and Series B Preferred Units and the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation or statutory share exchange with respect to the Series B Preferred Shares), in each case as a result of which the Series B Preferred Shares are converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), thereafter the Redemption Price payable by the General Partner in respect of one Series B Preferred Unit shall be the kind and amount of shares of capital stock and other securities and property (including cash or any combination thereof) that was received upon consummation of such transaction in return for one Series B Preferred Share; and the General Partner may not become a party to any such transaction unless the terms thereof are consistent with the foregoing. In case there shall be outstanding Series B Preferred Units and no Series B Preferred Shares and the General Partner shall be a party to any merger or consolidation in which the General Partner is not the surviving entity, then the Series B Preferred Shares deliverable by the General Partner thereafter in redemption of Series B Preferred Units pursuant to clause (iii) above shall be shares of the surviving entity or any entity controlling the surviving entity having the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption substantially similar to those set forth on this Exhibit C.

(vi) Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of Series B Preferred Shares upon exercise of the Series B Redemption Right.

(vii) Exceptions to Exercise of Redemption Right. Notwithstanding the provisions of paragraphs (i) and (ii) above, a Partner shall not be entitled to exercise the Series B Redemption Right if (but only as long as) the delivery of Series B Preferred Shares to such Partner on the Series B Specified Redemption Date (a) would be prohibited under the Declaration of Trust, or (b) as long as the Common Shares or any previously issued Series B Preferred Shares are Publicly Traded, would be prohibited under applicable federal or state securities laws or regulations (assuming the General Partner would in fact assume and satisfy the Series B Redemption Right).

E.                                     Optional Conversion.  A Limited Partner, in its capacity as the holder of Series B Preferred Units, shall have the right to convert all or a portion of such Series B Preferred Units into Common Units, provided that an equivalent number of Series B Preferred Shares are substantially concurrently therewith being converted into Common Shares, as follows:

(i)                                     Subject to and upon compliance with the provisions of  this Section E, the Limited Partner, in its capacity as the holder of Series B Preferred Units shall have the right, at its option, at any time to convert such shares into the number of fully paid and non-assessable Common Units at the Conversion Price (as in effect at the time and on the date provided for in paragraph (ii) of this Section E) by surrendering such Series B Preferred Units to the Partnership to be converted, such surrender to be made in the manner provided in paragraph (ii) of this Section E.  Upon the conversion of Series B Preferred Shares pursuant to this Section E(i), all rights to any accumulated and unpaid dividends on such Series B Preferred Shares shall be cancelled and shall terminate.

(ii)                                  In order to exercise the conversion right, the Limited Partner, in its capacity as the holder of each Series B Preferred Unit to be converted shall deliver to the Partnership a notice of conversion.  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Limited Partner delivers notice of election of conversion and the Limited Partner shall be deemed to have become the holder or holders of record of the Common Units represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the stock transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such partnership transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Series B Preferred Units shall have been surrendered and received by the Limited Partner.

(iii) No fractional Partnership Unit shall be issued upon conversion of the Series B Preferred Units. Instead of any fractional interest in a Common Unit that would otherwise be deliverable upon the conversion of a Series B Preferred Unit, the Partnerships shall pay to the holder of such Series B Preferred Unit an amount in cash based upon the Current Market Price of Common Shares of the General Partner on the Trading Day immediately preceding the date of conversion.

(iv)  The Conversion Price shall be adjusted from time to time at the same time and in a like manner as set forth in the Declaration of Trust.

F.                                      Automatic Conversion. The Series B Preferred Units will automatically convert into Common Units, without any further action on the part of the Limited Partner, in its capacity as the holder of Series B Preferred Units, upon the earlier to occur of: (1) the listing of the REIT Shares for registration on a national securities exchange (a “Listing Event”); and (2) in the event that the aggregate value of the REIT’s properties equal or exceed $250 million, in the aggregate on a cost basis (a “Substantial Size Event”).  Upon the conversion of the Series B Preferred Units, pursuant to a Listing Event or a Substantial Size event, holders of Series B Preferred Units shall be entitled to receive an amount equal to all distributions (whether or not declared) accumulated and unpaid thereon through and including the Series B Conversion Date.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the event occurred which causes the conversion of the Series B Preferred Units (the “Series B Conversion Date”) and the Limited Partner shall be deemed to have become the holder or holders of record of the Common Units represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the stock transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such partnership transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Series B Preferred Units shall have been surrendered and received by the Limited Partner.

G.                                    Ranking. Any class or series of Partnership Units shall be deemed to rank:

(a) prior to the Series B Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if the holders of such class or series of Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Units;

(b) on a parity with the Series B Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series B Preferred Units, if the holders of such Partnership Units of such class series and the Series B Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other, which shall include the Series A Preferred Units (collectively, the “Parity Units”); and

(c) junior to the Series B Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the General Partner or the Partnership, if such class or series of Partnership Units shall be Common Partnership Units or if the General Partner, in its capacity as the holder of Series B Preferred Units, shall be entitled to receipt of distribution or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Partnership Units of such class or series, and such class or series of Partnership Units shall not in either case rank prior to the Series B Preferred Units (“Junior Units”).

H.                                   Voting.  Except as required by law, the General Partner, in its capacity as the holder of the Series A Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

I.                                        General. (i) The rights of the General Partner, in its capacity as the holder of the Series B Preferred Units, are in addition to and not in limitation on any other rights or authority of the General Partner, in any other capacity, under the Agreement. In addition, nothing contained in this Exhibit D shall be deemed to limit or otherwise restrict any rights or authority of the General Partner under the Agreement, other than in its capacity as the holder of the Series B Preferred Units.

(ii)  Anything herein contained to the contrary notwithstanding, the General Partner shall take all steps that it determines are necessary or appropriate (including modifying the foregoing terms of the Series B Preferred Units) to ensure that the Series B Preferred Units (including, without limitation the redemption and conversion terms thereof) permit the General Partner to satisfy its obligations (including, without limitation, its obligations to make dividends payments on, and to issue Common Shares upon redemption or conversion of, the Series B Preferred Shares) with respect to the Series B Preferred Shares, it being the intention that the terms of the Series B Preferred Units shall be substantially similar to the terms of the Series B Preferred Shares.